UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange act of 1934

Date of Report (Date of earliest event reported)     March 25, 2005

OSTEOTECH, INC.
 (Exact Name of Registrant as Specified in Charter)

Delaware	0-19278	13-3357370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 James Way, Eatontown, New Jersey		07724

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (732) 542-2800

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Osteotech, Inc., has a Credit Facility with a U.S. bank that includes a revolving line of credit, a building mortgage loan and a term loan.  Pursuant to an April, 2004 amendment to the credit facility, the revolving line of credit expires on April 30, 2006 at which time all amounts outstanding are due and payable and all remaining commitments are cancelled.

On March 25, 2005 the Credit Facility was amended, effective December 31, 2004, pursuant to which our lender amended the definition of the operating coverage financial ratio, deleted the financial covenants related to working capital and the current and quick ratios, and imposed two new financial covenants related to maximum levels of capital expenditures and liquidity.  To maintain compliance with the new liquidity covenant, we will need to have a certain minimum level of cash, cash equivalents and short-term investments in comparison to our debt level as of the end of each of our fiscal quarters, although there are no restrictions on our use of any of these funds.

Item 2.02.  Results of Operations and Financial Condition

On March 28, 2005, we issued a press release announcing fourth quarter 2004 and year end revenues and net income.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information furnished herewith pursuant to Item 9.01 of this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.      Description

99.1          Press Release of Osteotech, Inc. dated March 28, 2005.

99.2          Fourth Allonge to Loan and Security Agreement among Fleet National Bank, Successor in Interest to Summit Bank, Osteotech, Inc., Osteotech S.A. and OST Developpement dated March 25, 2004.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2005

OSTEOTECH, INC.

(Registrant)

	By:	/s/ Michael J. Jeffries

Michael J. Jeffries
Executive Vice President,
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)